Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-225773) pertaining to SciSparc Ltd.'s (the “Company”) Israeli Share Option Plan (2005) and Israeli Share Option Plan (2015), and in the Registration Statements on Form F-3 (File No. 333-233417 and 333-225745) of our report dated March 29, 2021, with respect to the consolidated financial statements of the Company and its subsidiaries, included in this annual report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 29, 2021	A Member of Ernst & Young Global